Exhibit 5.4
June 22, 2011
Elan Finance public limited company
Elan Finance Corp.
Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
IRELAND
     Re: 8.75% Senior Notes due 2016
Ladies and Gentlemen:
     We have acted as special Massachusetts counsel to Elan Finance Corp., a Delaware corporation, and Elan Finance public limited company, an Irish public limited company (together the “Co-Issuers”), and to Elan Corporation, plc, an Irish public limited company, and Elan Holdings, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”) in connection with the Co-Issuers’ offer to exchange up to $200,000,000 of the Co-Issuers’ 8.75% Senior Notes due 2016, registered under the Securities Act of 1933, as amended (the “Exchange Notes”) for an identical principal amount at maturity of the Co-Issuers’ outstanding 8.75% Senior Notes due 2016 (“the Outstanding Notes”). The Exchange Notes are to be issued pursuant to an Indenture dated as of August 17, 2010 (the “Indenture”) among the Co-Issuers, the Massachusetts Guarantor, the other guarantors party thereto and The Bank of New York Mellon, as Trustee (the “Trustee”) and when issued, will be guaranteed by the Massachusetts Guarantor.
     We have examined, are familiar with, and have relied as to factual matters solely upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Indenture, (ii) the Registration Rights Agreement dated as of August 17, 2010 (the “Registration Rights Agreement”) among the Co-Issuers, the Massachusetts Guarantor, the other guarantors party thereto and the Trustee, and (iii) such corporate documents and records of the Co-Issuers and the Massachusetts Guarantor and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents. As to various questions of fact that are material to the opinion hereinafter

June 22, 2011

expressed, we have relied upon statements or certificates of public officials, directors or officers of the Co-Issuers and the Massachusetts Guarantor and others.
     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:
     1. The Massachusetts Guarantor is a corporation validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts.
     2. The Massachusetts Guarantor has full corporate power and authority to perform its obligations under the Indenture and the Registration Rights Agreement.
     3. Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Massachusetts Guarantor.
     This opinion is limited to the laws of the Commonwealth of Massachusetts. This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring after the date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Co-Issuers’ Registration Statement on Form F-4 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) with respect to the Exchange Notes and the Note Guarantees (as that term is defined therein), without admitting we are “experts” within the meaning of Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours,
Casner & Edwards, LLP